Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bob Kampstra 262-636-2919  r.r.kampstra@na.modine.com

Modine Reports Second Quarter Fiscal 2012 Operating Income of
$11.9 million; Reaffirms Full Year Guidance

RACINE, WI, October 27, 2011 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the second quarter ended September 30, 2011.  Highlights versus the same period last year include:

•	Sales were $397 million, up 15 percent;
•	Gross profit increased 11 percent to $62.0 million;
•	Operating income of $11.9 million represented a 32 percent improvement;
•	Other expense included $5.7 million of losses due to changes in foreign currency rates; and
•	Diluted earnings per share was $0.03 versus diluted loss per share of $0.36.

“Modine’s performance has been solid,” said Modine President and Chief Executive Officer Thomas A. Burke.  “We continue to see a slow and steady recovery of our end markets and, despite the continued concerns being expressed in the business media, our order backlog remains strong.  In addition, recent program wins, particularly within our global truck and off-highway markets, demonstrate the strength of our competitive position in these target markets.”

“Our business segments are performing in line with our expectations, and our results demonstrate that fact, with the exception of foreign currency impacts,” said Michael B. Lucareli, Vice President, Finance and Chief Financial Officer.  “The strengthening U.S. dollar drove significant non-cash foreign currency losses during the quarter.  These foreign currency losses and an environmental remediation charge had a negative impact of approximately $0.12 on diluted earnings per share for the quarter.  As anticipated, sequentially our second quarter results were also lower due to normal seasonality in Europe and the planned acceleration of launch costs in Asia.  Despite these factors, we remain confident in the full year guidance previously provided for fiscal 2012.”

Second Quarter Financial Results
Net sales in the second quarter of fiscal 2012 improved $51.4 million, or 15 percent, from the second quarter of fiscal 2011, with increases across all of our segments.  The most significant improvements were within the commercial vehicle markets in Europe, North America and South America, as well as the off-highway market in Asia.  Gross profit increased 11 percent, or $6.3 million, on the increased sales volumes, resulting in a gross margin of 15.6 percent.  Selling, general and administrative (SG&A) expense increased $3.4 million year over year, primarily due to the support of growth in Asia and Commercial Products and an environmental remediation charge within South America.  Operating income increased 32 percent from the second quarter of fiscal 2011 to $11.9 million, mainly as a result of improved sales volumes.  Interest expense decreased $20.2 million from the prior year period due to costs associated with the debt refinancing completed during the second quarter of fiscal 2011.  Other expense of $5.5 million represents an $11.1 million decrease from other income of $5.6 million during the same period last year due to unfavorable foreign currency losses on intercompany loans and other transactions denominated in foreign currencies.  Net earnings of $1.4 million represented an $18.1 million improvement, or 108 percent, from the net loss of $16.7 million for the same period last year.

Second Quarter Fiscal 2012 Results – Page 2

Net debt was $141.1 million at the end of the quarter, an increase of $2.0 million from the end of the first quarter of fiscal 2012, including $30.2 million of cash at the end of the quarter.  Free cash outflow of $2.1 million for the quarter includes a planned increase in capital spending and higher working capital balances.

Second Quarter Segment Results
Original Equipment – Europe segment sales were up 22 percent to $152.0 million, from $124.9 million reported last year.  Operating income increased $5.0 million from the prior year to $8.1 million.  Gross margin improved 50 basis points from the same period last year, primarily due to improved operating leverage on the higher sales.

Original Equipment – North America segment sales increased 7 percent to $148.8 million, compared to $139.7 million one year ago.  The increase was driven primarily by continued recovery in the commercial vehicle market.  Operating income increased $3.2 million to $10.9 million compared to the prior year.  Gross margin improved 20 basis points driven by plant performance efficiencies partially offset by higher material costs year over year.

South America segment sales increased 17 percent to $48.1 million, compared to $41.2 million one year ago, primarily in the commercial vehicle and off-highway markets.  Gross margin of 18.4 percent was lower compared to the prior year due to the strong local currency impact on export and aftermarket sales and higher material costs year-over-year.  Operating income decreased $2.3 million due to the lower gross margin, an environmental remediation charge of $0.8 million, higher air freight costs and personnel-related matters.

Commercial Products segment sales increased 10 percent to $35.1 million, compared to $32.0 million one year ago, primarily from North America cooling products.  Operating income decreased $1.3 million from the prior year to $2.9 million.  This decrease is primarily due to a lower gross margin of 29.3 percent compared to the prior year, largely related to higher materials costs impacted by a blend of product mix and commodity costs.  SG&A increased to support future growth and higher commissions resulting from increased sales.

Original Equipment – Asia segment sales increased 57 percent to $20.0 million, while gross margin improved to 9.1 percent compared to a gross margin of 5.6 percent one year ago.  This performance reflects the continued growth driven by increased program launch activity and maturing volumes within the off-highway market in China and the commercial vehicle market in India.  Operating results improved $0.4 million to a loss of $0.8 million compared to a loss of $1.2 million in the prior year as a result of the improved gross margin.

Outlook
“Our ability to remain on target with earnings, despite the foreign currency losses this quarter, shows the overall strength and improvement in our business,” Lucareli commented.  “We anticipate a strong fiscal year as gross margin improves and earnings accelerate in the third and fourth quarters.”

The company reaffirms the following expectations for fiscal 2012:

•	A 12 to 16 percent increase in sales year over year;
•	Operating income margin in the range of 4.1 to 4.7 percent;
•	Earnings per diluted share at $0.95 to $1.05; and
•	Capital expenditures in a range of $70 to $75 million.

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, October 27, 2011 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2012 second quarter.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 866.831.6247 (international dial-in 617.213.8856); access code 90973826.  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com after October 29, 2011.  A call-in replay will be available through November 3, 2011, at 888.286.8010 (international replay 617.801.6888); access code 48619167.  The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on to the company’s website, after October 29, 2011.

Second Quarter Fiscal 2012 Results – Page 3

About Modine
Modine, with fiscal 2011 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,800 people at 27 facilities worldwide in 14 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements, including information about future financial performance and market conditions, including the information provided under “Outlook,” accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2011 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.  Other risks and uncertainties include, but are not limited to, the following: operational inefficiencies as a result of program launches and product transfers; the impact of currency exchange rate fluctuations, particularly the value of the euro and Brazilian real relative to the U.S. dollar; the impact on Modine of increases in commodity prices, particularly aluminum and copper and its ability to pass these prices on to customers; Modine’s continued ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures
Net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to judge liquidity. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Net debt
The sum of short- and long-term debt, less cash on hand.  This is an indicator of the company’s debt position after considering on hand cash balances.

Definition – Free cash flow
The sum of net cash provided by (used for) operating and investing activities adjusted to exclude prepayment penalties on senior notes.  This is a liquidity measure of the cash available after funding ongoing operations and capital expenditures.

Financial tables follow –

Second Quarter Fiscal 2012 Results – Page 4

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2011	2010*	2011	2010*
Net sales	$397,290	$345,902	$815,153	$691,434
Cost of sales	335,271	290,133	683,703	576,689
Gross profit	62,019	55,769	131,450	114,745
Selling, general & administrative expenses	50,075	46,718	99,513	88,918
Operating income	11,944	9,051	31,937	25,827
Interest expense	3,297	23,529	6,287	27,637
Other expense (income) - net	5,497	(5,610)	5,355	(2,012)
Earnings (loss) from continuing operations before income taxes	3,150	(8,868)	20,295	202
Provision for income taxes	2,112	4,822	6,141	8,866
Earnings (loss) from continuing operations	1,038	(13,690)	14,154	(8,664)
Earnings (loss) from discontinued operations (net of income taxes)	389	(2,900)	389	(2,932)
Loss on sale of discontinued operations (net of income taxes)	(16)	(70)	(16)	(76)
Net earnings (loss)	1,411	(16,660)	14,527	(11,672)
Less: Net earnings attrbutable to noncontrolling interest	38	-	29	-
Net earnings (loss) attributable to Modine Manufacturing Company	$1,373	$(16,660)	$14,498	$(11,672)

Earnings (loss) from continuing operations attributable to Modine common shareholders:
Basic	$0.02	$(0.30)	$0.30	$(0.19)
Diluted	$0.02	$(0.30)	$0.30	$(0.19)

Net earnings (loss) attributable to Modine common shareholders:
Basic	$0.03	$(0.36)	$0.31	$(0.25)
Diluted	$0.03	$(0.36)	$0.31	$(0.25)

Weighted average shares outstanding:
Basic	46,477	46,067	46,419	46,053
Diluted	46,858	46,067	46,919	46,053

Comprehensive earnings (loss), which represents net earnings (loss) adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended September 30, 2011 and 2010 were ($32,861) and $13,258, respectively, and for the six month periods ended September 30, 2011 and 2010, were ($12,207) and ($4,748), respectively.

Condensed consolidated balance sheets (unaudited)

(In thousands)
	September 30, 2011	March 31, 2011
Assets
Cash and cash equivalents	$30,217	$32,930
Trade receivables - net	210,350	219,189
Inventories	135,214	122,629
Other current assets	58,114	52,877
Total current assets	433,895	427,625
Property, plant and equipment - net	411,979	430,295
Other noncurrent assets	54,591	59,019
Total assets	$900,465	$916,939

Liabilities and shareholders' equity
Debt due within one year	$11,942	$9,087
Accounts payable	167,324	177,549
Other current liabilities	121,302	129,905
Total current liabilities	300,568	316,541
Long-term debt	159,365	138,582
Deferred income taxes	9,719	9,988
Other noncurrent liabilities	76,634	88,876
Total liabilities	546,286	553,987
Total equity	354,179	362,952
Total liabilities & equity	$900,465	$916,939

*
Prior period results have been revised to reflect the correction of errors identified in fiscal 2011 which were immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2011.

Second Quarter Fiscal 2012 Results – Page 5

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In thousands)
Six months ended September 30,	2011	2010*

Cash flows from operating activities:
Net earnings (loss)	$14,527	$(11,672)
Adjustments to reconcile net earnings (loss) with net cash provided by (used for) operating activities:
Depreciation and amortization	29,154	28,095
Other - net	6,347	7,115
Net changes in operating assets and liabilities	(46,872)	(39,402)
Net cash provided by (used for) operating activities	3,156	(15,864)

Cash flows from investing activities:
Expenditures for plant, property and equipment	(32,532)	(20,199)
Proceeds from dispositions of assets	1,273	4,647
Settlement of derivative contracts	142	(183)
Other - net	379	3,746
Net cash used for investing activities	(30,738)	(11,989)

Cash flows from financing activities:
Net increase in debt	25,333	27,959
Other - net	921	(392)
Net cash provided by financing activities	26,254	27,567

Effect of exchange rate changes on cash	(1,385)	72

Net decrease in cash and cash equivalents	(2,713)	(214)

Cash and cash equivalents at beginning of the period	32,930	43,657

Cash and cash equivalents at end of the period	$30,217	$43,443

Condensed segment operating results (unaudited)

(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2011	2010*	2011	2010*
Sales:
Original Equipment - Asia	$19,989	$12,732	$41,254	$24,764
Original Equipment - Europe	151,988	124,870	318,830	257,044
Original Equipment - North America (a)	148,848	139,733	305,483	281,444
South America	48,095	41,241	96,016	78,084
Commercial Products (a)	35,070	31,997	69,218	59,746
Segment sales	403,990	350,573	830,801	701,082
Corporate and administrative	211	369	314	778
Eliminations	(6,911)	(5,040)	(15,962)	(10,426)
Total net sales	$397,290	$345,902	$815,153	$691,434

Operating income/(loss):
Original Equipment - Asia	$(750)	$(1,241)	$63	$(1,647)
Original Equipment - Europe	8,088	3,052	19,429	14,052
Original Equipment - North America (a)	10,899	7,744	21,718	18,285
South America	2,687	4,979	5,877	8,790
Commercial Products (a)	2,897	4,207	6,268	5,736
Segment income from operations	23,821	18,741	53,355	45,216
Corporate and administrative	(11,725)	(9,708)	(21,317)	(19,418)
Eliminations	(152)	18	(101)	29
Income from operations	$11,944	$9,051	$31,937	$25,827

*
Prior period results have been revised to reflect the correction of errors identified in fiscal 2011 which were immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2011.

(a)
Segment operating results were retrospectively adjusted for comparative purposes to reflect the realignment of the Nuevo Laredo, Mexico facility into the Original Equipment - North America segment from the Commercial Products segment for the three and six months ended September 30, 2010.

Second Quarter Fiscal 2012 Results – Page 6

Modine Manufacturing Company
Net debt (unaudited)

(In thousands)

	September 30, 2011	March 31, 2011
Debt due within one year	$11,942	$9,087
Long-term debt	159,365	138,582
Total debt	171,307	147,669

Less: cash and cash equivalents	30,217	32,930
Net debt	$141,090	$114,739

Free cash flow (unaudited)

(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
Net cash provided by (used for) operating activities	$17,155	$5,496	$3,156	$(15,864)
Net cash used for investing activities	(19,296)	(7,503)	(30,738)	(11,989)
Prepayment penalties on senior notes	-	16,570	-	16,570
Free cash flow	$(2,141)	$14,563	$(27,582)	$(11,283)